EXHIBIT 16

                   KEELEY SMALL CAP VALUE FUND, INC.
           SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                              TOTAL RETURN


            For the one year period ended September 30, 1995
       Total Return = (Ending Redeemable Value/Initial Value) - 1
                         Total return = 16.57%
                     16.57% = (1,165.74/1,000) - 1

  For the period from October 1, 1993 (commencement of operations) to
                           September 30, 1995
 Cumulative Total Return = (Ending Redeemable Value/Initial Value) - 1
                         Total return = 19.58%
                     19.58% = (1,195.80/1,000) - 1


                                                       1/n
     Total Return = (Ending Redeemable Value/Initial Value)    - 1
                          Total return = 9.35%


                                        1/2
                     9.35% = (1,195.8/1,000)    - 1